CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of A.B. Watley Group Inc. on Form SB-2 of our report dated May 3, 2004 relating to the consolidated financial statements of A.B. Watley Group Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Expert".


/s/ Marcum & Kliegman LLP
New York, NY
November 11, 2004